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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 1,1999


                             CITATION CORPORATION
            (Exact name of registrant as specified in its Charter)




      Delaware                    0-24492                    63-0828225
(State of Incorporation)   (Commission File Number)   (IRS Employer I.D. No.)



                        2 Office Park Circle, Suite 204
                           Birmingham, Alabama 35223
                   (Address of principal executive offices)


                                (205) 871-5731
                        (Registrant's telephone number)
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ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.

     On December 1, 1999, RSJ Acquisition Co., a Delaware corporation ("Merger Co."), and an affiliate of Kelso & Company, was merged (the "Merger") with and into Citation Corporation, a Delaware corporation ("Citation"or the "Company"), pursuant to an Agreement and Plan of Merger and Recapitalization dated as of June 24, 1999, as amended (the "Merger Agreement"), by and between Merger Co. and the Company. The Company was the surviving corporation in the Merger. In connection with the consummation of the Merger, certain investment partnerships and other persons affiliated with Kelso & Company invested $240.0 million in Merger Co., as a result of which such stockholders now own approximately 93.0% of the outstanding common stock of the Company. Pursuant to the Merger Agreement, certain existing holders of Citation common stock at the effective time of the Merger (the "Effective Time") elected to retain an aggregate of 1,062,619 shares of Citation common stock in the Merger, constituting approximately 7.0% of the outstanding common stock of the Company. All remaining shares of Citation common stock issued and outstanding at the Effective Time, other than treasury shares, were converted into the right to receive cash in the amount of $17.00 per share.

     At the Effective Time the Kelso-affiliated stockholders and certain stockholders of the Company who retained their shares in the Merger entered into a Stockholders Agreement and a Registration Rights Agreement. The Stockholders Agreement provides that shares of Citation common stock that were retained in connection with the Merger may be freely transferred, subject only to a right of first refusal in favor of the Company and certain of its designees. The Stockholders Agreement restricts the transfer of any other shares of common stock owned by officers and employees of the Company who are or who become parties to the Stockholders Agreement. Exceptions to this restriction include transfers for estate planning purposes or transfers in connection with certain pledges, so long as the transferee agrees to be bound by the terms of the Stockholders Agreement. In addition, stockholders will have"tag-along" rights to sell their shares on a pro rata basis with the affiliates of Kelso & Company whenever those stockholders are selling their shares to third parties. Similarly, affiliates of Kelso & Company will have "drag-along"rights to cause each executive officer, employee or other stockholder who is or who becomes a party to sell his shares of the Company on a pro rata basis with the Kelso-affiliated stockholders to a third party that has made an offer to purchase the shares of the Company owned by the Kelso-affiliated stockholders. To the extent that the stockholders who are or will be parties acquire any shares of Citation common stock in addition to their retained shares, the new shares so acquired, including shares acquired pursuant to the exercise of any stock options, will also be subject to "put" and "call" rights, which will entitle the Company to purchase from the stockholder, and will entitle the stockholder to sell to the Company, such common stock upon any termination of such stockholder's employment with the Company, at differing prices, depending upon the circumstances surrounding such termination. The Registration Rights Agreement provides that in the event that the Company is registering its shares under the Securities Act of 1933, as amended (except for registrations related to exchange offers or benefit plans), and any Kelso-affiliated stockholder is selling its shares in connection with such registration, the executive officers, employees and other parties to the agreement who are not affiliated with Kelso &

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Company will have the right to have their shares concurrently registered and sold, in most cases, on a pro rata basis with those of the Kelso-affiliated stockholders.

     In connection with the Merger, the Company entered into a senior credit facility in the aggregate amount of $360.0 million (the "Credit Facility") with The Chase Manhattan Bank, First Union National Bank and certain other lenders, providing for (i) Tranche A term loans in the amount of $50.0 million; (ii) Tranche B term loans in the amount of $210.0 million; and (iii) a revolving credit facility in the amount of $100.0 million. The obligations under the Credit Facility are guaranteed by each of the Company's domestic subsidiaries. In addition, the Credit Facility and the guarantees are secured by substantially all of the assets of the Company and its subsidiaries. The Tranche A term loans will be repayable in quarterly principal payments, with the balance payable six years after the closing date. The Tranche A term loans bear interest at a rate per annum equal to (at the option of the Company): (i) an adjusted London interbank offered rate ("Adjusted LIBOR") plus 3.0% or (ii) a rate equal to the greater of The Chase Manhattan Bank's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1% (the "Alternate Base Rate") plus 2.00%, in each case subject to certain reductions based on financial performance. The Tranche B term loans will be repayable in nominal quarterly principal payments over six years, and, commencing on the sixth anniversary of the closing date, in quarterly principal payments beginning at $20.0 million and increasing over two years, with the balance of the Tranche B term loans payable eight years after the closing date. The Tranche B term loans bear interest at a rate per annum equal to (at the option of the Company): (i) Adjusted LIBOR plus 3.75% or (ii) the Alternate Base Rate plus 2.75%. The revolving credit facility is a six-year facility and outstanding balances thereunder bear interest at a rate per annum equal (at the option) to (i) Adjusted LIBOR plus 3.0% or (ii) the Alternate Base Rate plus 2.00%, in each case subject to certain reductions based on financial performance.

     In addition to the borrowings under the Credit Facility, at the Effective Time the Company incurred $135.0 million in bridge financing indebtedness, consisting of (i) senior subordinated increasing rate bridge notes (the "Bridge Notes") issued to Citation Funding, Inc. and First Union Investors, Inc. in a private placement in the aggregate principal amount of $101,250,000 and (ii) a loan from The Chase Manhattan Bank in the principal amount of $33,750,000 (the "Bridge Loan" and, collectively with the Notes, the "Obligations"). The Obligations are general unsecured obligations of Citation, junior to all existing and future permitted senior indebtedness of Citation and equal in right of payment to all other existing and future senior subordinated indebtedness of Citation. The interest rate on the Obligations for the first three months following the issuance of the Notes and the making of the Loan will be 13.25% per annum. The interest rate for each three-month period following the first three-month period will be the greatest of (x) (i) 13.0%, (ii) the prime rate as announced from time to time by The Bank of New York, plus 4.75%, (iii) the 10-year Treasury rate plus 6.95% and (iv) the DLJ High Yield Index Rate plus 0.98%, plus an additional 0.5% at the end of each three-month period and (y) an amount equal to the initial interest rate plus the product of 0.5% and the number of complete three-month periods since the closing. Interest, which is to be paid quarterly, may not exceed 17.0% per annum. The Obligations will mature on December 1, 2000, but may be extended under certain conditions until the date which is six months after the date of the original final stated maturity of the Credit Facility. The Obligations may be redeemed or repaid in whole or in part by Citation at any time,

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for an amount equal to the outstanding principal amount of the Obligations plus, in certain circumstances, 3.0% of the principal amount of Obligations to be redeemed or repaid, and will be subject to mandatory redemption under certain circumstances. In connection with the issuance of the Obligations, Citation also issued warrants, equal to 5.0% of its fully diluted common stock, which have been deposited into an escrow account and are to be used in connection with selling, transferring, assigning or refinancing the Obligations after the first anniversary of the Effective Time. The warrants will be exercisable at $0.01 per share for a period of seven years from the date of release from escrow. The warrants have customary anti-dilution provisions, tag-along rights and demand and "piggy-back" registration rights. Any warrants issued in connection with any selling, transferring, assigning or refinancing the Obligations will be released from escrow, pro rata over the next four quarterly periods, to the holders of the Obligations.

     The sources of funds for the Merger were the proceeds from (i) the $240.0 million equity contribution described above, (ii) borrowings of $260.0 million under the Credit Facility, (iii) the $135.0 million in Bridge Financing and (iv) available cash of the Company.

     Pursuant to the Merger Agreement, the directors of Merger Co. at the Effective Time, Thomas R. Wall, IV and Frank K. Bynum, Jr., became the directors of the Company, and Frederick F. Sommer, the President and Chief Executive Officer of the Company, was also elected to the Board of Directors. To the best of the Company's knowledge, there are no known arrangements other than those described herein which may at a subsequent date result in a change in control of the Company.

     On December 1, 1999, Citation issued a press release announcing the consummation of the Merger, a copy of which is attached hereto as an exhibit and is incorporated by referenced herein. The Merger and the relevant matters relating thereto were also described in the Proxy Statement/Prospectus dated October 29, 1999 filed in connection with Citation's Registration Statement on Form S-4 (Registration No. 333-89431), which is incorporated by reference herein.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable

(b) Not applicable

(c) Exhibits

     2.1(a) Agreement and Plan of Merger and Recapitalization, dated as of June 24, 1999, between RSJ Acquisition Co. and Citation Corporation (incorporated by reference to Annex A to the proxy statement/prospectus constituting Part I of the Company's Registration Statement on Form S-4 (Commission File No. 333-89431) dated October 21, 1999)

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     2.1(b)       Amendment No. 1 to Agreement and Plan of Merger dated as of
                  September 3, 1999 (incorporated by reference to Annex A to the proxy statement/prospectus constituting Part I of the Company's Registration Statement on Form S-4 (Commission File No. 333-89431) dated October 21, 1999)

     2.1(c) Amendment No. 2 to Agreement and Plan of Merger and Recapitalization dated as of October 12, 1999 (incorporated by reference to Annex A to the proxy statement/prospectus constituting Part I of the Company's Registration Statement on Form S-4 (Commission File No. 333-89431) dated October 21,
                  1999)

     99.1         Press release dated December 1, 1999

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: December 10, 1999              /s/ Stanley B. Atkins
                                     -------------------------------------
                                     STANLEY B. ATKINS
                                     Vice President and Secretary